Exhibit 99.1

NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2018

FISCAL 2018 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $2.06 billion, a 5% increase compared to $1.97 billion in the prior year

•	Net income was $87 million compared to nil in the prior year

•	Total Segment EBITDA was $249 million compared to $130 million in the prior year

•	Reported revenue and Segment EBITDA growth in every segment

•	Reported EPS were $0.12 compared to ($0.03) in the prior year – Adjusted EPS were $0.07 compared to ($0.01) in the prior year

•	Digital revenues represented 27% of News and Information Services segment revenues, compared to 24% in the prior year

NEW YORK, NY – November 9, 2017 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2017.

Commenting on the results, Chief Executive Robert Thomson said:

“In the first quarter, revenues and Segment EBITDA increased across every segment of our business, in particular, in digital real estate services, which have become core to our character and are on track for significant growth in coming quarters. Total reported revenues this quarter increased 5% to $2.1 billion, net income increased to $87 million and Total Segment EBITDA rose 92% to $249 million. Excluding one-time items and foreign currency impacts, our underlying Total Adjusted Segment EBITDA grew 46%.

We have reason for optimism about the future of our premium media businesses, in light of the profound changes agreed by Google in the ranking of news content. These changes follow almost a decade of campaigning by News Corp, which led the world in understanding the threat to and the opportunities for quality journalism in the digital age. We are continuing our discussions with both Google and Facebook about further facilitating subscriptions and the sharing of permissioned personal data. And we look forward to serving our advertisers with data that is reliable, not risible.

In August, we and Telstra announced a non-binding agreement to combine Foxtel and FOX SPORTS Australia, with News Corp owning 65% of the new company. Pending definitive documentation and regulatory approval, we expect to close in the first half of calendar year 2018. The combined company, with majority control by News Corp, is expected to fundamentally transform our revenue and EBITDA profile, and increase the relative share of digital subscription businesses.”

FIRST QUARTER RESULTS

The Company reported fiscal 2018 first quarter total revenues of $2.06 billion, a 5% increase compared to $1.97 billion in the prior year period, reflecting continued growth in the Digital Real Estate Services segment, the acquisitions of Australian Regional Media (“ARM”) and Wireless Group plc (“Wireless Group”) and a $26 million positive impact from foreign currency fluctuations. Growth was partially offset by lower print advertising revenues at the News and Information Services segment. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 1) increased 1%.

Net income for the quarter was $87 million as compared to nil in the prior year. The increase was primarily driven by higher Total Segment EBITDA, as discussed below, and lower depreciation and amortization expense, partially offset by higher income tax expense associated with higher pre-tax income.

The Company reported first quarter Total Segment EBITDA of $249 million, a 92% increase compared to $130 million in the prior year. The increase was primarily due to strong performances across all segments as well as a one-time $46 million benefit from the reversal of certain previously accrued net liabilities related to certain employment taxes in the U.K. Operational improvement was driven by the continued growth in the Digital Real Estate Services segment, as well as lower costs at the News and Information Services segment and at FOX SPORTS Australia. Adjusted Total Segment EBITDA (as defined in Note 1) increased 46%.

Income (loss) per share available to News Corporation stockholders was $0.12 as compared to ($0.03) in the prior year.

Adjusted EPS (as defined in Note 3) were $0.07 compared to ($0.01) in the prior year.

SEGMENT REVIEW

	For the three months ended September 30,
	2017	2016	% Change
	(in millions)		Better/ (Worse)

Revenues:
News and Information Services	$1,241	$1,222	2%
Book Publishing	401	389	3%
Digital Real Estate Services	271	226	20%
Cable Network Programming	145	128	13%
Other	-	-	**

Total Revenues	$2,058	$1,965	5%

Segment EBITDA:
News and Information Services(a)	$73	$46	59%
Book Publishing	50	48	4%
Digital Real Estate Services	95	67	42%
Cable Network Programming	27	14	93%
Other(b)	4	(45)	**

Total Segment EBITDA	$249	$130	92%

** - Not meaningful

(a)	News and Information Services Segment EBITDA for the three months ended September 30, 2016 included transaction related costs of $5 million associated with the acquisition of Wireless Group.
(b)

Other Segment EBITDA for the three months ended September 30, 2017 includes a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes. Other Segment EBITDA for the three months ended September 30, 2017 and 2016 included $3 million and $2 million, respectively, of fees and costs, net of indemnification, related to the U.K. Newspaper Matters.

News and Information Services

Revenues in the quarter increased $19 million, or 2%, compared to the prior year. Within the segment, News Corp Australia and Dow Jones revenues grew 4% and 2%, respectively, while revenues at News UK and News America Marketing declined 6% and 4%, respectively. Adjusted Revenues were 3% lower compared to the prior year.

Advertising revenues were flat compared to the prior year as the growth driven by $23 million from the acquisition of Wireless Group, $21 million from the acquisition of ARM, the positive impact from foreign currency fluctuations and a modest increase in digital advertising revenue was offset by the weakness in the print advertising market and lower free standing insert revenues at News America Marketing.

Circulation and subscription revenues increased 3%, primarily due to healthy contribution from Dow Jones, which saw an 11% increase in its circulation revenues and growth in its professional information business, and higher subscription pricing and selected cover price increases at News Corp Australia and News UK, partially offset by lower print volume.

Segment EBITDA increased $27 million in the quarter, or 59%, as compared to the prior year. The increase was due to revenue growth and lower expenses at Dow Jones, lower investment spending at Checkout 51, the absence of transaction costs associated with the acquisition of Wireless Group, as well as lower expenses due to ongoing cost efficiencies. Adjusted Segment EBITDA (as defined in Note 1) increased 33%.

Digital revenues represented 27% of segment revenues in the quarter, compared to 24% in the prior year; for the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 31% of their revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

•	The Wall Street Journal average daily digital subscribers in the three months ended September 30, 2017 were 1,318,000, compared to 967,000 in the prior year (Source: Internal data)
•	Closing digital subscribers at News Corp Australia’s mastheads as of September 30, 2017 were 375,400 (including ARM), compared to 283,100 in the prior year (Source: Internal data; adjusted for divested mastheads)
•	The Times and Sunday Times closing digital subscribers as of September 30, 2017 were 212,000, compared to 181,000 in the prior year (Source: Internal data)
•	The Sun’s digital offering reached approximately 84 million global monthly unique users in September 2017, compared to 46 million in the prior year, based on ABCe (Source: Omniture)

Book Publishing

Revenues in the quarter increased $12 million, or 3%, compared to the prior year, primarily due to the continued popularity of Hillbilly Elegy by J.D. Vance and The Subtle Art of Not Giving a F*ck by Mark Manson, as well as the success of frontlist titles such as Daniel Silva’s House of Spies and Karin Slaughter’s The Good Daughter. Digital sales increased 6% compared to the prior year and represented 21% of Consumer revenues for the quarter, driven by growth in downloadable audio book sales. Segment EBITDA for the quarter increased $2 million, or 4%, from the prior year due to the higher revenues discussed above.

Digital Real Estate Services

Revenues in the quarter increased $45 million, or 20%, compared to the prior year, primarily due to the continued growth at REA Group and Move. Segment EBITDA in the quarter increased $28 million, or 42%, compared to the prior year, primarily due to the higher revenues discussed above. Adjusted Revenues and Adjusted Segment EBITDA increased 19% and 38%, respectively.

In the quarter, revenues at REA Group increased 22% to $158 million from $129 million in the prior year due to an increase in Australian residential depth revenue, driven by favorable product mix and pricing increases, the acquisition of Smartline and the positive impact from foreign currency fluctuations. The growth was partially offset by the sale of its European business in fiscal 2017.

Move’s revenues in the quarter increased 15% to $107 million from $93 million in the prior year, primarily due to the continued growth in its ConnectionsSM for Buyers product. The growth was partially offset by the $3 million decline in revenue associated with the sale of TigerLead®. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal first quarter grew year-over-year to more than 55 million, with mobile representing more than half of all unique users.

Cable Network Programming

Revenues in the quarter increased $17 million, or 13%, compared to the prior year due to the acquisition of Australian News Channel Pty Ltd (“ANC”), operator of Australia’s SKY NEWS network, higher affiliate revenues at FOX SPORTS Australia and favorable foreign currency fluctuations, partially offset by lower advertising revenues. Segment EBITDA in the quarter increased $13 million, or 93%, compared with the prior year, primarily due to the timing of programming amortization related to the launch of a dedicated National Rugby League channel, combined with lower other sports programming rights costs. Adjusted Revenues and Adjusted Segment EBITDA, which exclude the impact from favorable foreign currency fluctuations and the ANC acquisition as described in Note 1, increased 2% and 107%, respectively.

REVIEW OF EQUITY LOSSES OF AFFILIATES’ RESULTS

Equity losses of affiliates for the first quarter were $10 million compared to $15 million in the prior year.

	For the three months ended September 30,
	2017	2016
	(in millions)

Foxtel(a)	$(5)	$(11)
Other equity affiliates, net(b)	(5)	(4)

Total equity losses of affiliates	$(10)	$(15)

(a)	The Company amortized $17 million and $19 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three months ended September 30, 2017 and 2016, respectively. Such amortization is reflected in Equity losses of affiliates in the Statements of Operations.
(b)	Other equity affiliates, net for the three months ended September 30, 2017 primarily includes losses from the Company’s interest in Elara Technologies, which owns PropTiger.

On a U.S. GAAP basis, Foxtel revenues for the first quarter increased $15 million, or 2%, to $633 million from $618 million in the prior year period. In local currency, Foxtel revenues decreased 2% due to lower subscription revenues, partially offset by higher pay-per-view revenue. Foxtel’s total closing subscribers were more than 2.8 million as of September 30, 2017, which was lower than the prior year, primarily due to the shutdown of Presto and the winding down of Telstra’s T-box. Total subscribers improved compared to the prior quarter due to the launch of Foxtel Now. In the first quarter, cable and satellite churn was 12.7% compared to 15.5% in the prior year. Broadcast residential ARPU for the first quarter was A$86, a 2% decline compared to the prior year.

Foxtel’s net income of $24 million increased from $16 million in the prior year period, primarily due to the absence of losses associated with Foxtel management’s decision to cease Presto operations in January 2017 and lower non-programming expenses, partially offset by planned increases in sports rights costs. Equity losses of affiliates for Foxtel of $(5) million and $(11) million for the three months ended September 30, 2017 and 2016, respectively, reflect the Company’s share of Foxtel’s net income, less the Company’s amortization of $17 million and $19 million, respectively, related to the Company’s excess cost over its share of Foxtel’s finite-lived intangible assets.

Foxtel EBITDA declined $21 million to $122 million from $143 million in the prior year. In local currency, Foxtel EBITDA decreased 18% due to planned increases in sports programming costs of $24 million, primarily related to the Australian Football League rights, partially offset by lower sales and marketing and transmission costs. Foxtel operating income declined to $63 million from $91 million in the prior year, primarily as a result of the increased programming spend noted above. Operating income includes depreciation and amortization of $59 million compared to $52 million in the prior year.

CASH FLOW

The following table presents a reconciliation of net cash used in continuing operating activities to free cash flow available to News Corporation:

	For the three months ended September 30,
	2017	2016
	(in millions)

Net cash used in continuing operating activities	$(4)	$(268)
Less: Capital expenditures	(62)	(49)

	(66)	(317)
Less: REA Group free cash flow	(27)	(28)
Plus: Cash dividends received from REA Group	33	28

Free cash flow available to News Corporation	$(60)	$(317)

Net cash used in continuing operating activities improved $264 million for the three months ended September 30, 2017 as compared to the prior year period, primarily due to the absence of the NAM Group’s settlement payments of $250 million and higher Total Segment EBITDA, partially offset by higher working capital.

Free cash flow available to News Corporation in the three months ended September 30, 2017 was ($60) million compared to ($317) million in the prior year period. The improvement was primarily due to the absence of the settlement payments as discussed above, partially offset by higher capital expenditures.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash used in continuing operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group. Free cash flow available to News Corporation excludes cash flows from discontinued operations.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income available to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash used in continuing operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:30pm EST on November 9, 2017. To listen to the call, please visit http://investors.newscorp.com.

Annual Meeting of Stockholders

News Corporation will provide a live audio webcast of its 2017 Annual Meeting of Stockholders to be held in Los Angeles, California on November 15, 2017, beginning at 3:00pm PST. The webcast will be available via http://newscorp.com/annual-meeting-information. A replay will be available at the same location for a period of time following the meeting.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended September 30,
	2017	2016

Revenues:
Advertising	$670	$670
Circulation and subscription	651	621
Consumer	386	374
Real estate	203	172
Other	148	128

Total Revenues	2,058	1,965

Operating expenses	(1,149)	(1,157)
Selling, general and administrative	(660)	(678)
Depreciation and amortization	(97)	(120)
Restructuring charges	(15)	(20)
Equity losses of affiliates	(10)	(15)
Interest, net	6	7
Other, net	8	17

Income (loss) before income tax (expense) benefit	141	(1)
Income tax (expense) benefit	(54)	1

Net income	87	-
Less: Net income attributable to noncontrolling interests	(19)	(15)

Net income (loss) available to News Corporation stockholders	$68	$(15)

Weighted average shares outstanding:
Basic	582	581
Diluted	583	581

Net income (loss) available to News Corporation stockholders per share - basic and diluted	$0.12	$(0.03)

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of September 30, 2017	As of June 30, 2017

	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$1,877	$2,016
Receivables, net	1,365	1,276
Other current assets	526	523

Total current assets	3,768	3,815

Non-current assets:
Investments	2,044	2,027
Property, plant and equipment, net	1,636	1,624
Intangible assets, net	2,301	2,281
Goodwill	3,922	3,838
Deferred income tax assets	553	525
Other non-current assets	438	442

Total assets	$14,662	$14,552

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$235	$222
Accrued expenses	1,146	1,204
Deferred revenue	448	426
Other current liabilities	588	600

Total current liabilities	2,417	2,452

Non-current liabilities:
Borrowings	281	276
Retirement benefit obligations	313	319
Deferred income tax liabilities	73	61
Other non-current liabilities	362	351
Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,340	12,395
Accumulated deficit	(581)	(648)
Accumulated other comprehensive loss	(852)	(964)

Total News Corporation stockholders’ equity	10,913	10,789
Noncontrolling interests	283	284

Total equity	11,196	11,073

Total liabilities and equity	$14,662	$14,552

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the three months ended September 30,
	2017	2016
Operating activities:
Net income	$87	$-
Less: Income from discontinued operations, net of tax	-	-

Income from continuing operations	87	-
Adjustments to reconcile income from continuing operations to cash used in operating activities:
Depreciation and amortization	97	120
Equity losses of affiliates	10	15
Other, net	(8)	(17)
Deferred income taxes and taxes payable	6	(35)
Changes in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(73)	(64)
Inventories, net	(16)	(16)
Accounts payable and other liabilities	(107)	(21)
NAM Group settlement	-	(250)

Net cash used in operating activities from continuing operations	(4)	(268)
Net cash used in operating activities from discontinued operations	-	(3)

Net cash used in operating activities	(4)	(271)

Investing activities:
Capital expenditures	(62)	(49)
Changes in restricted cash for Wireless Group acquisition	-	315
Acquisitions, net of cash acquired	(54)	(283)
Investments in equity affiliates and other	(12)	-
Proceeds from property, plant and equipment and other asset dispositions	-	24
Other, net	7	(18)

Net cash used in investing activities from continuing operations	(121)	(11)
Net cash used in investing activities from discontinued operations	-	-

Net cash used in investing activities	(121)	(11)

Financing activities:
Repayment of borrowings acquired in the Wireless Group acquisition	-	(23)
Dividends paid	(21)	(18)
Other, net	(10)	(18)

Net cash used in financing activities from continuing operations	(31)	(59)
Net cash used in financing activities from discontinued operations	-	-

Net cash used in financing activities	(31)	(59)

Net decrease in cash and cash equivalents	(156)	(341)
Cash and cash equivalents, beginning of period	2,016	1,832
Exchange movement on opening cash balance	17	8

Cash and cash equivalents, end of period	$1,877	$1,499

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2017 and 2016.

	Revenues			Total Segment EBITDA
	For the three months ended September 30,			For the three months ended September 30,
	2017	2016	Difference	2017	2016	Difference
	(in millions)			(in millions)

As reported	$2,058	$1,965	$93	$249	$130	$119
Impact of acquisitions	(76)	-	(76)	(2)	5	(7)
Impact of divestitures	-	(25)	25	-	-	-
Impact of foreign currency fluctuations	(26)	-	(26)	(4)	-	(4)
Net impact of U.K. Newspaper Matters	-	-	-	(43)	2	(45)

As adjusted	$1,956	$1,940	$16	$200	$137	$63

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2017 and 2016 are as follows:

	For the three months ended September 30,
	2017	2016	% Change
	(in millions)		Better/(Worse)

Adjusted Revenues:
News and Information Services	$1,172	$1,209	(3) %
Book Publishing	399	389	3%
Digital Real Estate Services	255	214	19%
Cable Network Programming	130	128	2%
Other	-	-	**

Total Adjusted Revenues	$1,956	$1,940	1%

Adjusted Segment EBITDA:
News and Information Services	$69	$52	33%
Book Publishing	50	48	4%
Digital Real Estate Services	91	66	38%
Cable Network Programming	29	14	107%
Other	(39)	(43)	9%

Total Adjusted Segment EBITDA	$200	$137	46%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2017 and 2016.

	For the three months ended September 30, 2017

	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,241	$(55)	$(14)	$-	$1,172
Book Publishing	401	-	(2)	-	399
Digital Real Estate Services	271	(10)	(6)	-	255
Cable Network Programming	145	(11)	(4)	-	130
Other	-	-	-	-	-

Total Revenues	$2,058	$(76)	$(26)	$-	$1,956

Segment EBITDA:
News and Information Services	$73	$(3)	$(1)	$-	$69
Book Publishing	50	-	-	-	50
Digital Real Estate Services	95	(1)	(3)	-	91
Cable Network Programming	27	2	-	-	29
Other	4	-	-	(43)	(39)

Total Segment EBITDA	$249	$(2)	$(4)	$(43)	$200

	For the three months ended September 30, 2016

	As Reported	Impact of Acquisitions	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,222	$-	$(13)	$-	$1,209
Book Publishing	389	-	-	-	389
Digital Real Estate Services	226	-	(12)	-	214
Cable Network Programming	128	-	-	-	128
Other	-	-	-	-	-

Total Revenues	$1,965	$-	$(25)	$-	$1,940

Segment EBITDA:
News and Information Services	$46	$5	$1	$-	$52
Book Publishing	48	-	-	-	48
Digital Real Estate Services	67	-	(1)	-	66
Cable Network Programming	14	-	-	-	14
Other	(45)	-	-	2	(43)

Total Segment EBITDA	$130	$5	$-	$2	$137

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest, net, other, net, income tax (expense) benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles Total Segment EBITDA to net income (loss).

	For the three months ended September 30,
	2017	2016	Change	% Change
	(in millions)			Better/(Worse)

Revenues	$2,058	$1,965	$93	5%
Operating expenses	(1,149)	(1,157)	8	1%
Selling, general and administrative	(660)	(678)	18	3%

Total Segment EBITDA	249	130	119	92%
Depreciation and amortization	(97)	(120)	23	19%
Restructuring charges	(15)	(20)	5	25%
Equity losses of affiliates	(10)	(15)	5	33%
Interest, net	6	7	(1)	(14)%
Other, net	8	17	(9)	(53)%

Income (loss) before income tax (expense) benefit	141	(1)	142	**
Income tax (expense) benefit	(54)	1	(55)	**

Net income	$87	$-	$87	**

** - Not meaningful

NOTE 3 – ADJUSTED NET INCOME (LOSS) AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity investees (“adjusted net income (loss) available to News Corporation stockholders and adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income (loss) available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) available to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported net income (loss) available to News Corporation stockholders and reported diluted EPS to adjusted net income (loss) available to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2017 and 2016.

	For the three months ended September 30, 2017			For the three months ended September 30, 2016

	Net income available to stockholders	EPS		Net income (loss) available to stockholders	EPS
	(in millions, except per share data)

Net income	$87	$		$-	$
Less: Net income attributable to noncontrolling interests	(19)			(15)

Income (loss) available to News Corporation stockholders	$68		$0.12	$(15)		$(0.03)
U.K. Newspaper Matters (a)	(43)		(0.07)	2		-
Restructuring charges	15		0.02	20		0.04
Other, net	(8)		(0.01)	(17)		(0.03)
Equity losses of affiliates (b)	-		-	11		0.02
Tax impact on items above	9		0.01	(7)		(0.01)

As adjusted	$41		$0.07	$(6)		$(0.01)

(a)	The Company recorded a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.
(b)	Foxtel’s net income in the three months ended September 30, 2016 included a $21 million loss resulting from Foxtel management’s decision to cease Presto operations in January 2017. Equity losses of affiliates were negatively affected by $11 million, which represents the Company’s share of that loss.